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                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT

      AMENDMENT NO. 2, dated as of December , 1999, to the Employment Agreement dated as of March 12, 1993, between QUAKER FABRIC CORPORATION, a Delaware corporation with its principal office at 941 Grinnell Street, Fall River, Massachusetts 02721 (the "Company"), and LARRY LIEBENOW, residing at 66 Cooke Street, Providence, Rhode Island 02906 ("Employee").

                              W I T N E S S E T H:

      WHEREAS, Employee has been employed by the Company as its President and Chief Executive Officer pursuant to an Employment Agreement, dated as of March 12, 1993 (the "Employment Agreement");

      WHEREAS, the Company wishes to continue the employment of Employee as President and Chief Executive Officer of the Company and Employee desires to continue such employment; and

      WHEREAS, the parties wish to amend certain of the terms of the Employment Agreement as set forth in this Amendment.

      NOW, THEREFORE, in consideration of the mutual covenants and mutual promises herein contained, and other good and valuable consideration, it is hereby covenanted and agreed by and between the parties hereto as follows:

      1. Section 6(a) of the Employment Agreement is hereby amended by adding the following language to the end thereof:

            "In addition, the Company shall pay or provide to Employee any incurred but unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to Employee but not yet paid and any other amounts or benefits due under any applicable employee benefit, equity or incentive plans (the "Accrued Benefits")."

      2. Section 6(b) of the Employment Agreement is hereby amended by adding the following language to the end thereof:


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            "In addition, the Company shall pay or provide to Employee the
            Accrued Benefits."

      3. Section 6(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

            "Upon termination of employment of Employee for any other reason including, without limitation, a termination of employment without cause (other than pursuant to Section 2(b)(v)), Employee shall be entitled to receive: (i) a lump sum payment equal to three (3) times the highest annual Base Salary paid by the Company to Employee at any time prior to the Change in Control and three (3) times the annual bonus paid, or required to be paid, by the Company to the Employee for the year preceding the year in which the termination occurs; (ii) any Accrued Benefits; (iii) payment by the Company of the premiums for Employee (except in the case of Employee's death) and Employee's dependents' health and welfare coverage (including, without limitation, medical, dental, life insurance and disability coverage) for twelve (12) months from the date of termination of Employee's employment under the Company's health and welfare plans which cover the Employee or materially similar benefits ("Continuation Coverage"), subject to Employee's payment of customary premiums in effect prior to the Change in Control. Payments under (iii) above may, at the discretion of the Company, be made by continuing Employee's participation in the plan as a terminee or by covering Employee and Employee's dependents under substitute arrangements, provided that, notwithstanding anything herein to the contrary, to the extent Employee incurs tax that Employee would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Employee shall receive from the Company an additional grossed up payment in the amount necessary so that Employee will have no additional cost for receiving such items or any additional payment. Notwithstanding anything herein to the contrary, Employee (and his eligible dependents) shall retain all rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and such COBRA continuation coverage shall be available to Employee (and his eligible dependents) at the expiration of the Continuation Coverage described herein."

      4. Section 6(d) of the Employment Agreement is hereby amended by deleting the phrase "(or in the case of installment payments, shall commence)."

      5. A new subsection 6(e) and (f) is hereby added to the Employment Agreement to read as follows:

            "(e) Upon termination of employment by the Company without cause or by Employee for Good Reason (as defined in Exhibit A), during the period beginning on the date of the Change in Control (as defined in Exhibit A) and ending one (1)


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            year after the date of such Change in Control, then Employee shall be entitled to receive: (i) a lump sum payment equal to three times the highest annual Base Salary paid by the Company to Employee at any time prior to the Change in Control and three (3) times the annual bonus paid, or required to be paid, by the Company to Employee for the year preceding the year in which the Change in Control occurs; (ii) any Accrued Benefits; (iii) Continuation Coverage for a period of three (3) years, subject to Employee's payment of customary premiums in effect prior to the Change in Control; (iv) upon the occurrence of a Change in Control, full and immediate vesting of all stock options held by Employee; and (v) job outplacement at a level and of a type appropriate for senior-level executives in an amount not to exceed $20,000. Payments under (iii) above may, at the discretion of the Company, be made by continuing Employee's participation in the plan as a terminee or by covering Employee and Employee's dependents under substitute arrangements, provided that, notwithstanding anything herein to the contrary, to the extent Employee incurs tax that Employee would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Employee shall receive from the Company an additional grossed up payment in the amount necessary so that Employee will have no additional cost for receiving such items or any additional payment. Notwithstanding anything herein to the contrary, Employee (and his eligible dependents) shall retain all rights under COBRA and such COBRA continuation coverage shall be available to Employee (and his eligible dependents) at the expiration of the Continuation Coverage described herein. In addition, notwithstanding the foregoing, in the event Employee is terminated without cause or terminates employment for Good Reason within ninety (90) days prior to the occurrence of a Change of Control, such termination shall, upon the occurrence of a Change in Control, be deemed to be covered under this section of the Employment Agreement and Employee shall be entitled to all payments and benefits provided hereunder reduced by any amounts otherwise received by the Executive in connection with his termination of employment.

            "(f) Notwithstanding anything herein to the contrary, all payments payable upon any termination shall be made as soon as practicable following such termination, but in no event later than ten (10) days after such termination (or, if such termination occurred within ninety (90) days prior to a Change in Control, all payments shall be made as soon as practicable following the Change in Control, but in no event later than ten (10) days after the Change in Control)."

      6. A new Section 9 is hereby added to the Employment Agreement to read as follows:

            "9. (a) In the event that the Employee shall become entitled to the payments and/or benefits provided by Section 6 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by


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            Section 280G(b)(2) of the Code or any person affiliated with the
            Company or such person) as a result of a Change of Control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to Employee at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Company Payments and any federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

            (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and determining the amount of such Excise
            Tax: (i) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part), (A) do not constitute "parachute payments," (B) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code" or (C) are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (c) For purposes of determining the amount of the Gross-up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction), plus interest on the


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            amount of such repayment at the rate provided in Section
            1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Employee, and interest payable to the Company shall not exceed the interest received or credited to Employee by such tax authority for the period it held such portion. Employee and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Employee's claim for refund or credit is denied.

            In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

            (d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth
            (30th) day following an event occurring which subjects Employee to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Code
            Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth
            (90th) day after the occurrence of the event subjecting Employee to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the
            Code).

            (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 9, Employee shall permit the Company to control issues related to this Section 9 (at its expense), provided that such issues do not potentially materially adversely affect Employee, but Employee shall control any other issues. In the event the issues are interrelated, Employee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Employee shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Employee shall


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            permit the representative of the Company to accompany him, and
            Employee and his representative shall cooperate with the Company and its representative.

            (f) The Company shall be responsible for all charges of the Accountants."

      7. A new Section 10 is hereby added to the Employment Agreement to read as follows:

            "10. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute concerning payments, benefits and other entitlements to which Employee may have under this Agreement; provided, however, the Company shall be reimbursed by Employee for the fees and expenses advanced in the event Employee's claim is, in a material manner, in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate. The Company shall pay to Employee interest at the prime lending rate as announced from time to time by Fleet National Bank (or any successor) on all or any part of any amount to be paid to Employee hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter."

      8. A new Section 11 is hereby added to the Employment Agreement to read as follows:

            "11. The Company agrees that if Employee's employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, Employee shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee or benefit provided to Employee as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee."

      9. A new Section 12 is hereby added to the Employment Agreement to read as follows:

            "12. The Company shall continue to cover Employee under any director and officer insurance maintained for directors and officers of the Company or any affiliate at the highest level so maintained for other officers or directors or, if


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            greater, at the level maintained by the Company immediately prior to a Change in Control, with regard to action or inaction while an officer or director."

            IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                          QUAKER FABRIC CORPORATION

                                          By: __________________________________

                                          Name: ________________________________

                                          Title: _______________________________


                                          Employee: ____________________________

                                          Address: _____________________________

                                          ______________________________________


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                                    EXHIBIT A

            (a) Termination for Good Reason. For purposes of this Employment Agreement, termination for Good Reason shall mean a termination by Employee effected by a written notice given within sixty (60) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence of any of the following events without Employee's express written consent: (A) any diminution in Employee's duties and responsibilities, authority, or title, except in each case in connection with the termination of Employee's employment for Cause or as a result of Employee's death, or temporarily as a result of Employee's illness or other absence, or, if it occurs after a Change of Control, the assignment to Employee of duties and responsibilities inconsistent with the position held by Employee immediately prior to the Change of Control; (B) a reduction in Employee's annual Base Salary; (C) a relocation of: (x) Employee's principal business location to an area outside a fifty (50) mile radius of Employee's current principal business location, (y) Employee's principal business location to a location which is more than seventy (70) miles from Employee's principal residence, or (z) the Company's headquarters to a location that is not substantially the same as Employee's current principal business location; (D) failure of the Company to continue in effect any health and welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which Employee (and eligible dependents) are participating immediately prior to such Change in Control, unless Employee (and eligible dependents) are permitted to participate in other plans providing Employee with substantially comparable benefits at no greater after-tax cost to Employee, or the taking of any action by the Company which would adversely affect Employee's participation in or reduce Executive's benefits under any such plan;
            (E) breach by the Company of any other agreement with Employee without proper justification that remains uncured for ten (10) days after written notice of such breach is given to the Company; or (F) failure of any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume in writing the obligations hereunder.

            (b) A "Change in Control" shall mean the occurrence of any of the following:

            (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Section 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or its subsidiaries (including any trustee of any such plan acting in his capacity as trustee), and Nortex Holdings, Inc, Larry A. Liebenow (or his estate, beneficiaries or heirs) and any Affiliate (as such term is defined in Rule 12b-2 of the Exchange Act) of Larry A. Liebenow, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent (25%) of the total combined voting power of the Company's then outstanding securities;


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            (ii) the merger, consolidation or other business combination of the
Company (a "Transaction"), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person other than Nortex Holding, Inc., Larry A. Liebenow (or his estate, beneficiaries or heirs) or any Affiliate of Larry A. Liebenow is the beneficial owner of securities of the resulting entity representing more than twenty-five percent (25%) of the voting power in the resulting entity;

            (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

            (iv) the approval by the stockholders of the Company of an agreement for the sale of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to Nortex Holdings, Inc., or Larry Liebenow (or his estate, beneficiaries or heirs) or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company or Nortex Holding, Inc. at the time of such sale.


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